UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

December 15, 2005

PRECISION OPTICS CORPORATION, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-10647	04-2795294
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 East Broadway, Gardner, Massachusetts 01440
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (978) 630-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 15, 2005 Precision Optics Corporation, Inc., or the Company, received a Nasdaq Staff Determination letter from The Nasdaq Stock Market indicating the Company's securities will be delisted from The Nasdaq Capital Market at the opening of business on December 27, 2005. Nasdaq has determined that the Company is not in compliance with Nasdaq's requirements for continued listing as the Company's shareholders equity amount is below the minimum requirement of $2.5 million specified by Marketplace Rule 4310(c)(2)(B). In addition, the Company’s stock does not meet the $1.00 per share minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). The Company submitted a plan of compliance to Nasdaq Staff, however, Staff’s determination was that the proposed plan lacked sufficient evidence of the ability to achieve near term compliance with continued listing requirements or sustain such compliance over an extended period of time. The Company has decided not to appeal Nasdaq's determination. Accordingly, the Company's securities will be delisted as provided in the Nasdaq Staff Determination letter.

We expect that our common stock will be quoted on the “Pink Sheets.” The Company will also seek to have its common stock quoted on the Over-The-Counter Market on the NASD Electronic Bulletin Board (OTCBB). Information regarding the Company's stock and stock trading is expected to remain available via the Nasdaq website, through on-line trading services and through securities brokers under the symbol POCI.

On December 21, 2005, the Company issued a press release, attached to this Current Report on Form 8-K as Exhibit 99.1, reporting that it had received the letter from Nasdaq.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibit Number  Title

                               99.1                    Press Release issued by Precision Optics Corporation, Inc. on December 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECISION OPTICS CORPORATION, INC.

Date: December 21, 2005	By: /s/ Richard E. Forkey
Name: Richard E. Forkey
Title: Chairman, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Precision Optics Corporation, Inc. on December 21, 2005.